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WILMER CUTLER PICKERING
   HAL AND DORR LLP

June 29, 2005                                                60 STATE STREET
                                                             BOSTON, MA 02109
Pioneer America Income Trust                                 +1 617 526 6000
60 State Street                                              +1 617 526 5000 fax
Boston, Massachusetts  02109                                 wilmerhald.com

Ladies and Gentlemen:

Pioneer America Income Trust (the "Trust") was established as a Massachusetts business trust under an Agreement and Declaration of Trust dated March 18, 1988, as amended and restated on December 7, 1993 (the "Declaration of Trust"). The beneficial interests thereunder are represented by transferable shares of beneficial interest, no par value.

The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. Pursuant to Article V,
Section 1 of the Declaration of Trust, the number of shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited and the Trustees are authorized to divide the shares into one or more series of shares and one or more classes thereof as they deem necessary or desirable. Pursuant to Article V, Section 1 of the Declaration of Trust, the Trustees are empowered in their discretion to issue shares of any series for such amount and type of consideration, including cash or securities, and on such terms as the Trustees may authorize, all without action or approval of the shareholders. As of the date of this opinion, the Trustees have established six classes of shares of the Trust, designated as Class A, Class B, Class C, Class Y, Class R and Investor Class shares.

We have examined the Declaration of Trust and By-Laws, each as amended from time to time, of the Trust, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals, or copies certified or otherwise identified to our satisfaction, of such documents, Trust records and other instruments. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified of photostatic copies.

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the rights and remedies of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing and (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing. Further, we do not express any opinion as to (i) the availability of the remedy of specific performance or any other equitable remedy upon breach of any provision of any agreement whether applied by a court of law or equity, (ii) the successful assertion of any equitable defense, or (iii) the right of any party to enforce the indemnification or contribution provisions of any agreement.

          BALTIMORE    BERLIN    BOSTON    BRUSSELS    LONDON    MUNICH
NEW YORK    NORTHERN VIRGINIA    OXFORD     PRINCETON    WALTHAM    WASHINGTON
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Pioneer America Income Trust
June 29, 2005
Page 2


In rendering the opinion below, insofar as it relates to the good standing and valid existence of the Fund, we have relied solely on a certificate of the Secretary of the Commonwealth of Massachusetts, dated as of a recent date, and such opinion is limited accordingly and is rendered as of the date of such certificate.

This opinion is limited to the laws of the Commonwealth of Massachusetts relating to business trusts, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the Commonwealth of Massachusetts. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the Commonwealth of Massachusetts.

Our opinion below, as it relates to the non-assessability of the shares of the Trust, is qualified to the extent that, under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust. Also, the Declaration of Trust provides for indemnification out of Trust property for all loss and expense of any shareholder held personally liable for the obligations of the Trust.

Subject to the foregoing, we are of the opinion that the Trust is a duly organized and validly existing business trust in good standing under the laws of the Commonwealth of Massachusetts and that the shares of beneficial interest of the Trust, when issued in accordance with the terms, conditions, requirements and procedures set forth in the Declaration of Trust, the Trust's Registration Statements on this Form N-14, and the Agreement and Plan of Reorganization between Pioneer America Income Trust and AmSouth Funds, on behalf of its series AmSouth Government Income Fund, will be validly issued, fully paid and non-assessable shares of beneficial interest in the Trust, subject to compliance with the Securities Act of 1933, as amended (the "Securities Act"), the Investment Company Act of 1940, as amended, and the applicable state laws regulating the sale of securities.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to the Trust's Registration Statement in accordance with the requirements of Form N-14 under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
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Pioneer America Income Trust
June 29, 2005
Page 3

Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP


By: /s/ David C. Phelan
    -------------------
David C. Phelan, Partner